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                              ASSUMPTION AGREEMENT

      WHEREAS, Columbia Funds Series Trust, on behalf of its Columbia LifeGoal Growth Portfolio, Columbia LifeGoal Balanced Growth Portfolio. Columbia LifeGoal Income and Growth Portfolio and Columbia LifeGoal Income Portfolio (collectively, the "Funds"), has entered into an investment advisory agreement with Columbia Management Advisors, LLC (the "Adviser") effective September 30, 2005 (the "Investment Advisory Agreement");

      WHEREAS, Section 9 of the Investment Advisory Agreement contemplates that the Adviser may expressly assume the expenses incurred in the operation of the Funds;

      NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Investment Advisory Agreement, the Adviser agrees as follows:

      EXPENSES OF THE FUNDS. The Adviser hereby agrees to bear all fees and expenses of the Funds except taxes, brokerage fees and commissions, costs, including interest expenses, of borrowing money, extraordinary expenses, and any applicable Rule 12b-1 fees, shareholder servicing fees and/or shareholder administration fees. The expenses borne by the Adviser shall include, but not be limited to, custodian, transfer agent, legal and audit fees and costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, and the cost of preparing and printing prospectuses and statements of additional information distributed to the Funds' shareholders.

      IN WITNESS WHEREOF, the Adviser has caused this Agreement to be executed by its duly authorized officer designated below as of September 30, 2005.

                                             COLUMBIA MANAGEMENT ADVISORS, LLC

                                              By: /s/ Roger Sayler
                                                  ------------------------------
                                                  Roger Sayler
                                                  Executive Vice President